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                                                                     EXHIBIT 4.2


                               AMENDMENT NO. 1
                                     TO
                              RIGHTS AGREEMENT


         This Amendment No. 1, dated as of September 3, 1997, to the Rights Agreement, dated as of June 28, 1995 (the "Agreement"), between NOBLE DRILLING CORPORATION, a Delaware corporation (the "Company"), and LIBERTY BANK AND TRUST COMPANY OF OKLAHOMA CITY, N.A., a national banking association (the "Rights Agent"),

                             W I T N E S S E T H :

         WHEREAS, the Company and the Rights Agent executed and delivered the Agreement specifying the terms of the Rights (as defined therein); and

         WHEREAS, the Board of Directors of the Company deems it desirable to amend the Agreement pursuant to the provisions of Section 27 of the Agreement to make certain modifications to the Agreement upon the terms and conditions hereinafter set forth, such modifications to be effective on the date hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

         2. Amendment of Purchase Price. The definition of the term "Purchase Price" set forth in Section 1 of the Agreement is hereby amended in its entirety to read as follows:

                 The "Purchase Price" with respect to each Right shall mean $120.00, as such amount may from time to time be adjusted as provided herein, and shall be payable in lawful money of the United States of America. All references herein to the Purchase Price shall mean the Purchase Price as in effect at the time in question.

         3. Conforming Amendments to Exhibits. The forms of Exhibits to the Agreement shall be amended in such manner as may be necessary to reflect the execution and delivery of this Amendment No. 1 to the Agreement.

         4. Effectiveness. This Amendment No. 1 to the Agreement shall become effective as of the Close of Business on September 3, 1997.

         5. Counterparts. This Amendment No. 1 to the Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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         6.      Savings Clause.  Except as specifically provided in this
Amendment No. 1 to the Agreement, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Agreement to be duly executed and attested, all as of the day and year first above written.

ATTEST:                                    NOBLE DRILLING CORPORATION



By: /s/ JULIE J. ROBERTSON                 By: /s/ JAMES C. DAY
   ---------------------------                ---------------------------
   Name:  Julie J. Robertson                  Name:  James C. Day
   Title: Vice President - Administration     Title: Chairman, President and
          and Corporate Secretary                    Chief Executive Officer


ATTEST:                                    LIBERTY BANK AND TRUST COMPANY
                                            OF OKLAHOMA CITY, N.A.


By:  /s/ RAMONA HUFFMAN                    By: /s/ EDITH SCHULER
   ---------------------------                ---------------------------
   Name:  Ramona Huffman                      Name:  Edith Schuler
   Title: Assistant Vice President            Title: Assistant Vice President

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